Exhibit 10.13.1

AMENDMENT ONE TO THE EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is hereby entered into and effective as of January 1, 2017 (“Effective Date”), by and between Nasdaq, Inc., Nasdaq International Ltd (“Company”), and Hans-Ole Jochumsen (“Executive”) (Nasdaq, Inc., Company and Executive, each a “Party” and together, the “Parties”).

WHEREAS, the Executive and Nasdaq Inc. (f/k/a/ “The NASDAQ OMX Group, Inc.”) entered into an employment agreement dated August 5, 2014 (“Employment Agreement”);

WHEREAS, the Parties agree that the Executive's employment by Nasdaq, Inc shall terminate and his employment shall transfer to Company on the same terms as the Employment Agreement (as amended by this Amendment) with immediate effect on the Effective Date, without need for any notice or compensation;

WHEREAS, the Executive is providing notice of his transition into the Vice Chairman role from January 1, 2017 through January 1, 2018, at which point his employment agreement will expire, pursuant to Section 8(f)(a “Non-Continuation Notice”) of his Employment Agreement, unless there is mutual agreement to extend the term;

NOW, THEREFORE, in consideration of Executive’s continued employment by Company and the compensation paid or to be paid for Executive’s services during his employment by the Parties, and the mutual covenants and promises contained herein, Executive agrees with the Company to amend the provisions of the Employment Agreement by written instrument as referenced in Section 12(b) of the Employment Agreement and as set forth below.

The Employment Agreement is amended as follows:

1.Section 1 is deleted and restated as follows:

Transfer of Employment.    The Executive hereby agrees that his employment by Nasdaq, Inc shall terminate and his employment shall transfer to Nasdaq International Ltd with immediate effect and without need for any notice or compensation. All references to Company herein shall be construed to refer to Nasdaq International Ltd.

Term of Agreement. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and end with his retirement on January 1, 2018 (the “Term”).

2.	Section 2(a) is amended and restated as follows:

(a) Duties. From January 1, 2017 through January 1, 2018, the Executive shall serve as a Vice Chairman. In such positions, the Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer and the Board and as shall be consistent with the by-laws of the Company as in effect from time to time. From January 1, 2017 through June 30, 2017, the Executive shall devote his full time and best efforts to his duties hereunder; for the remainder of the Term, the Executive shall devote on average two to three days per week and best efforts to his duties hereunder. The Executive shall report directly to the Chief Executive Officer and will perform activities as officer/employee/agent of Nasdaq International Ltd (and not for Nasdaq, Inc.); he will not hold himself out to others as an officer/employee/agent of Nasdaq, Inc. Executive will carry business cards indicating his employment by Company, with a U.K. office address and a U.K. office telephone number; he will have a dedicated place of business located in the U.K. and will not have a dedicated place of business located in the U.S. Executive will not have the authority to negotiate and conclude contracts in the name of Nasdaq, Inc.

3.	Section 2 is amended by inserting a new Section 2(c) as follows:

During and in respect of any periods of employment spent in the United Kingdom, the Executive agrees that for the purposes of the Working Time Regulations 1998 (and any amendment or re-enactment thereof) any legislative provisions imposing a maximum number of average weekly working hours shall not apply to the Executive's employment. The Executive may withdraw consent by giving the Company not less than three months' notice in writing.

4.    Section 3 is amended and restated as follows:

Base Salary. During the Term from January 1, 2017 through January 1, 2018, the Company shall economically bear the cost of Executive’s compensation, and shall pay the Executive a base salary (the “Vice Chairman Base Salary") at an annual rate of not less than £400,000 (subject to any deductions required by law, including any necessary PAYE deductions in respect of any period of employment in the United Kingdom). The Vice Chairman Base Salary shall be payable in regular payroll installments in accordance with the Company's payroll practices as in effect from time to time (but no less frequently than monthly).

5.    Section 4(a) is amended and restated as follows:

(a) Annual Bonus. During the Term from January 1, 2017 through December 31, 2017 the Executive shall be eligible to earn a target Annual Bonus of not less than £400,000 (the “Vice Chairman Target Bonus") based upon the achievement of one or more performance goals established for such year by the Chief Executive Officer and the Compensation Committee. The Executive shall have the opportunity to make suggestions to the Chief Executive Officer and the Compensation Committee prior to the determination of the performance goals for the Bonus Program for each performance period, but the Compensation Committee will have final power and authority concerning the establishment of such goals. All sums referred to in this Section 4(a) shall be paid less any deductions required by law, including any necessary PAYE deductions in respect of any period of employment in the United Kingdom.

6.    Section 5 is amended and restated as follows:

Equity Compensation. For calendar year 2017, the Executive shall be eligible for a target equity compensation award of US$750,000 (the "Target Equity Incentive"), in accordance with the Executive Vice President grant guidelines and the terms and provisions of the Company’s Equity Incentive Plan (the “Stock Plan”), which has been adopted by the Board and may from time to time be amended. The applicable provisions of the Company’s Stock Plan or each equity award agreement executed by the Executive and the Company shall govern the treatment of the equity awards.

7.	Section 8(a) is amended by inserting a new first paragraph as follows:

During and in respect of any periods of employment in the United Kingdom, the termination of the Executive's employment shall be subject always to the statutory minimum notice period ("Statutory Notice Period") as applicable, except in the case of dismissal by the Company for Cause in accordance with Section 8(e).

In circumstances where the Statutory Notice Period applies, the Company reserves the right to terminate the Executive's employment lawfully at any time by written notice having immediate effect by notifying the Executive that the Company is exercising this right and will make payment of the Executive's basic salary only in lieu or all or any part of the Statutory Notice Period (less any tax and national insurance which the Company may be required to deduct) ("Payment in Lieu of Notice").  If the Company discovers after notice has been served that it would otherwise have been entitled to terminate the employment in accordance with Section 8(e), the Executive shall cease to have any entitlement to a Payment in Lieu of Notice payment pursuant to this paragraph and if payment has already been made it shall be recoverable as a debt.

For the avoidance of doubt, all references to the Severance Payment and the CIC Severance Payment in this Section 8 shall be deemed to include a Payment in Lieu of Notice, where applicable, and shall be paid less any deductions required by law, including any necessary PAYE deductions in respect of any period of employment in the United Kingdom.

8.	Section 8(b)(i)(A), the first paragraph is amended and restated as follows:

(A)
Severance Payment. During the Term of the Agreement through December 31, 2016, in addition to the benefits provided under Section 8(f) associated with provided Non-Continuation Notice, the Company shall pay the Executive an amount (the “Severance Payment”) equal to the sum of (I) two times the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination, (II) the Target Bonus and (III) any pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation. Target Bonus for severance purposes is defined under the Executive Corporate Incentive Plan for the calendar year which precedes the year in which occurs the Executive’s Date of Termination. Target Bonus is intended to be a fixed severance payment equal to the prior year Target Bonus and not a performance-contingent payment dependent on current year or prior year performance. “Pro-Rata Target Bonus Calculation” is determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five. Pro-rata Target Bonus with respect to the calendar year in which Executive’s Date of Termination occurs shall be paid only in the event the performance goals established under the ECIP for that calendar year with respect to such Target Bonus have been satisfied. Payment of the pro-rata Target Bonus shall be delayed until following the date the Company’s Compensation Committee determines that such performance goals have been satisfied, in accordance with the rules under the ECIP (the “Performance Goal Determination Date”). Effective January 1, 2017, in addition to the benefits provided under Section 8(f) associated with providing Non-Continuation Notice, the Severance Payment shall be equal to the sum of (I) any unpaid 2016 Base Salary through December 31, 2016 (II) any unpaid 2017 Vice Chairman Base Salary for the remaining Term of the Agreement, (III) any unpaid 2016 Annual Bonus, not prorated and determined based on actual Corporate, business unit and individual performance goal achievement, and (IV) the 2017 Vice Chairman Target Bonus. Vice Chairman Target Bonus for severance purposes is defined under the Executive Corporate Incentive Plan for the calendar year in which the Executive’s Date of Termination occurs. Vice Chairman Target Bonus is intended to be a fixed severance payment equal to the current year Vice Chairman Target Bonus and not a performance-contingent payment dependent on current year or prior year performance.

9.    Section 8(b)(iii) is amended and restated as follows:

(iii) For purposes of this Agreement, "Good Reason" shall mean the Company (A) reducing the Executive's position, duties, or authority, other than as specifically related to his change in position, duties and authority (including compensation changes) to the Vice Chairman position to occur between January 1, 2017 through January 1, 2018; (B) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in his position without reduction in position, duties or authority; (C) relocating the Executive’s principal work location beyond a 50 mile radius of his work location as of the Effective Date, without his request or permission to do so (provided that this Clause (C) shall apply only to a relocation that occurs beginning upon a Change of Control, as defined below, and ending January 1, 2018); or (D) committing any other material breach of this Agreement; provided, however, that the occurrence of a Change in Control, following which the Company continues to have its common stock publicly traded and the Executive is offered continued employment with substantially the same duties and authority as he has hereunder of such publicly traded entity, shall not be deemed to give rise to an event or condition constituting Good Reason;

and provided further that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a Notice of Termination specifying his objection to such event or condition within 90 days following the occurrence of such event or condition, (y) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within 30 days following the Company's receipt of such notice and (z) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (y).

10.	Section 8(f), the second sentence is amended and restated as follows:

Upon termination of the Executive’s employment pursuant to a Non-Continuation Notice, the Executive shall, subject to Section 8(i), be entitled to receive, in addition to the Base Obligations, a pro-rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation and payable in substantially equal monthly installments for the twelve month period following the Executive’s Date of Termination, for which the first installment shall be paid in the month following the month in with the Release Effective Date occurs (provided that if the 60 day period described in Section 8(i) below begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination), the equity awards described in Section 5 and continued vesting of outstanding performance share units, and/or other forms of equity compensation issued during the Term based on actual performance during the respective performance period.

11.	Section 8(g)(i)(A), first paragraph, is amended and restated as follows:

(A)
CIC Severance Payment. In addition to the benefits provided under Section 8(f) associated with providing Non-Continuation notice, on the first day of the seventh (7th) month following the Executive’s Date of Termination, the Company shall pay the Executive a lump sum cash payment equal to the sum of (I) Base Salary for the remaining Term of the agreement, (II) the Target Bonus for the calendar year in which Executive’s Date of Termination occurs. Target Bonus for severance purposes is defined under the Executive Corporate Incentive Plan for the calendar year in which the Executive’s Date of Termination occurs. Target Bonus is intended to be a fixed severance payment equal to the current year Target Bonus and not a performance-contingent payment dependent on current year or prior year performance.

12.	The Company's address for the purpose of providing notices as set out in Section 12(f) is amended as follows:

Blake Stephenson
Nasdaq International Ltd
3rd Floor
Woolgate Exchange
25 Basinghall Street
London
EC2V 5HA

13.	Section 12(l) is amended and restated as follows:

This Agreement shall be governed by and construed in all respects in accordance with the laws of England. Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the English Courts.

14.	Exhibit B (the General Release of Claims) is amended and replaced as follows:

Exhibit B
Release of Claims

GENERAL RELEASE
WHEREAS, Hans-Ole Jochumsen (hereinafter referred to as the "Executive") and Nasdaq Inc. (f/k/a/ “The NASDAQ OMX Group, Inc.”) entered into an Employment Agreement, dated August 5, 2014 subsequently and amended and transferred to Nasdaq International Limited on [date] (the "Employment Agreement") (Nasdaq Inc. and Nasdaq International Ltd together hereinafter referred to as "Employer"), which provided for the Executive's employment with Nasdaq Inc. and subsequently Nasdaq International Ltd on the terms and conditions specified therein; and
WHEREAS, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Nasdaq International Ltd.
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:
1.Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer's owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under, or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer's right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 ("ADEA"), as amended, the Employee Retirement Income Security Act ("ERISA"), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act ("OWBPA"), as amended, the Worker Adjustment Retraining and Notification Act ("WARN"), as amended, the Fair Labor Standards Act ("FLSA"), as amended, the Occupational Safety and Health Act of 1970 ("OSHA"), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive's execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive's services to, or employment by Employer (any of the foregoing being a "Claim" or, collectively, the "Claims"); provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer's certificate of incorporation and by-laws or otherwise.
Additionally, nothing in this General Release of Claims will operate to limit or bar Executive’s right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC. However, the release does bar Executive’s right to recover any personal or monetary relief, including if he or anyone on his behalf seeks to file a lawsuit or arbitration on the same basis as the charge of discrimination.

2.    The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR his FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR his MUST HAVE MATERIALLY AFFECTED HIS OR his SETTLEMENT WITH THE DEBTOR."
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
3.    The Executive understands that he has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that he may use as much of this 21-day period as the Executive wishes prior to signing.
4.    The Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to Office of the General Counsel, The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement. If the Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under Section 8 (other than the Base Obligations) of the Employment Agreement.
5.    The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
6.    This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.
7.    It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
8.    The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.
9.    This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.
10.    At the same time as executing this General Release of Claims, the Executive shall sign and return to Nasdaq International Ltd a waiver of claims in respect of any periods of employment spent in the United Kingdom in substantially the same form as set out in Appendix 1, subject to any amendments as result of changes to the relevant law.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
This General Release is executed by the Executive, Nasdaq Inc. and Nasdaq International Ltd as of the ____ day of ______, 2016

____________________________________
Hans-Ole Jochumsen

Nasdaq, Inc.

By:	/s/ Bryan Smith Name: Bryan Smith Title: Senior Vice-President, Global Head of Human Resources

Nasdaq International Ltd

By: /s/ Blake Stephenson
Name: Blake Stephenson
Title: Director

Appendix 1

UK Waiver of Claims

1.
The Executive accepts the payments and benefits provided to him by Nasdaq International Ltd (the "Company") upon termination of his employment in full and final settlement of the Employment Claims and all and any claims or rights of action he may have now or may have in the future against the Company and any other Protected Person in connection with or arising from his employment or its termination, the holding and/or loss of any office, or any other related or connected matter including without limitation any claims that he may have in any jurisdiction in the world under statute, common law or European law. The Executive and the Company both acknowledge that it is their express intention, when entering into this Agreement, that it covers all such claims, whether known or unknown to one or the other or neither or both of the parties and whether the factual or legal basis for the claim is known or could have been known to one or the other or neither or both of the parties.

2.
The Executive agrees that he is solely responsible for and fully and effectively indemnifies the Company and all Group Companies against any demand for tax and employee national insurance contributions (whether payable in the United Kingdom or elsewhere) arising out of or in connection with any liability to pay (or deduct) tax or employee national insurance contributions in respect of the payments and benefits set out in this Agreement, together with any interest, penalties, costs, damages or expenses which the Company or any other Group Company may incur in connection with such a demand, provided always that he shall have a reasonable opportunity to make representations to the HM Revenue and Customs before the Company makes payment against any demand.

3.	It is agreed that the Executive has notified the following possible claims to the Company:
•unfair dismissal pursuant to section 98 Employment Rights Act 1996
•unlawful deductions from wages
•breach of contract
•[Adviser to insert any other relevant claims]

4.
The Executive warrants that having made all reasonable enquiries he is not aware of any other claim or grounds for a claim against the Company, any Group Company or any other Protected Person in relation to any matters (howsoever arising) other than the claims notified by the Executive to the Company as set out above.

5.
It is agreed that this Agreement satisfies the conditions governing settlement agreements and compromise agreements in Section 147 of the Equality Act 2010, Section 203(3) Employment Rights Act 1996, Section 77(4A) Sex Discrimination Act 1975, Section 72(4A) Race Relations Act 1976; Section 288 Trade Union and Labour Relations (Consolidation) Act 1992; Schedule 3A Disability Discrimination Act 1995; Regulation 35 Working Time Regulations 1998; Part 1, Schedule 4 Employment Equality (Religion Or Belief) Regulations 2003; Part 1, Schedule 4 Employment Equality (Sexual Orientation) Regulations 2003; Section 49 National Minimum Wage Act 1998; Regulation 41 Transnational Information and Consultation of Employees Regulations 1999; Regulation 40 Information and Consultation of Employees Regulations 2004; and Part 1, Schedule 5 Employment Equality (Age) Regulations 2006, paragraph 12 of the schedule to the Occupational & Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, Regulation 9 Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 Fixed Term Employees (Protection of Less Favourable Treatment) Regulations 2002, Regulation 62 of

the Companies (Cross Border Mergers) Regulations 2007 and Section 58 Pensions Act 2003 as such legislation has been or is amended, extended or re-enacted from time to time ("Settlement Agreement Conditions").

6.
The Executive warrants and confirms that he has received independent legal advice as to the terms and effect of terms of this Agreement and in particular his ability to pursue the Employment Claims, from a relevant independent adviser, namely ________________of ________________ ("Adviser") who is a solicitor of the Senior Courts of England and Wales, holding a current practising certificate and whose firm has in place a contract of insurance or an indemnity provided for members of a professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of such advice.

7.	The Executive represents and warrants that:

7.1.1	he has instructed the Adviser to advise whether he has or may have any claims, including statutory claims, against the Company arising out of or in connection with his employment or its termination;

7.1.2	he has provided the Adviser with all available information which the Adviser required or may have required in order to advise whether he has any such claims; and

7.1.3
the Adviser has advised the Executive that on the basis of the information made available by him, his only claims or particular complaints against the Company are the potential claims listed in Section 2 above, and that he has no other claim of any type against the Company or any other Protected Person.

8.	The Executive will procure that the Adviser completes and returns to the Company the Adviser’s Certificate set out in the attached Schedule, which is a condition of this Agreement.

9.
The terms of the UK Waiver of Claims set out in this Agreement and any agreement concluded in relation to it are to be construed in accordance with and subject to English Law. The proposals contained in it are made without any admission of liability. Any dispute regarding these terms shall be subject to the exclusive jurisdiction of the Courts of England and Wales.

10.	In this Agreement the following terms have the following meanings:

"Group Company /Group Companies"
means the Company, any subsidiary of the Company, any holding company of the Company and any subsidiary of each such holding company from time to time. A "subsidiary" or "holding company" is to be construed in accordance with section 1159 and schedule 6 of the Companies Act 2006 as repealed and re-enacted, or as modified by all other statutes or subordinate legislation concerning companies;

"Protected Person"	means the Company, any Group Company and their respective shareholders, officers, employees, workers and agents;
"Employment Claims"	means any allegation or claim against the Company, any Group Company or any other Protected Person in connection with any of the following:

1.	unfair dismissal (including automatic unfair dismissal);

2.	pay in lieu of notice or damages for termination of employment without notice;

3.	any redundancy payment whether statutory or enhanced;

4.	any breach of contract including, but not limited to, any claim in respect of any share options or any other bonus or commission schemes the Executive participated in during his employment;

5.
any unlawful deductions from “wages” (as defined by section 27 Employment Rights Act 1996) including unpaid holiday pay and/or unpaid sick pay, maternity pay (statutory or otherwise), bonus or commission;

6.
for direct or indirect discrimination, victimisation or harassment related to race under section 120 of the Equality Act 2010 and/or for direct or indirect discrimination, harassment or victimisation related to colour, race, nationality or ethnic or national origin under section 54 of the Race Relations Act 1976;

7.
for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment, under section 120 of the Equality Act 2010 and/or for direct or indirect discrimination, victimisation or harassment related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;

8.
any other rights arising under Parts VI, VII and VIII Employment Rights Act 1996, including but not limited to suspension from work, time off work, adoption leave, paternity leave and flexible working;

9.
for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments, under section 120 of the Equality Act 120 and/or for direct discrimination, disability-related discrimination, harassment or victimisation, or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

10.
for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or for direct or indirect discrimination, harassment or victimisation under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

11.
for direct or indirect discrimination, harassment or victimisation related to sexual orientation under section 120 of the Equality Act 2010 and/or for direct or indirect discrimination, harassment or victimisation under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

12.
for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or for direct or indirect discrimination, harassment or victimisation under regulation 36 of the Employment Equality (Age) Regulations 2006;

13.	in relation to the duty to consider working beyond retirement, under paragraphs 11 and 12 of Schedule 6 to the Employment Equality (Age) Regulations 2006;

14.	any claim for equal pay or equality of terms, under sections 120 and/or 127 of the Equality Act 2010 and/or any claim for equal pay under the Equal Pay Act 1970;

15.	any other claims under the Equality Act 2010 including under section 71 (sex discrimination in relation to contractual pay) and victimisation under section 77 (relevant discussions about pay);

16.	any claim regarding less favourable treatment or detriment under the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 or the Fixed-Term Employees (Regulations) 2002;

17.	breaches of the Working Time Regulations 1998;

18.	breaches of the National Minimum Wage Act 1998;

19.	protected disclosures and/or any claim arising under Part IV A Employment Rights Act 1996;

20.	any act constituting a detriment in employment under Part V Employment Rights Act 1996;

21.	any liability arising in relation to statutory minimum procedures under the Employment Act 2002 and/or the Employment Act 2002 (Dispute Resolution Regulations) 2004;

22.	any failure to consult trade unions or employee representatives in relation to the transfer of an undertaking;

23.	any claims under the Information and Consultation of Employees Regulations 2004;

24.	any claim relating to time off or detriment in relation to European Works Councils arising under the Transnational Information and Consultation of Employees Regulations 1999;

25.	any other claim arising under or by virtue of the Employment Rights Act 1996 or the Employment Relations Act 1998;

26.	claims under the Trade Union and Labour Relations (Consolidation) Act 1992;

27.	claims under the European Public Limited-Liability Company Regulations 2004;

28.	a failure to comply with obligations under the Data Protection Act 1998;

29.	a written statement of reasons for dismissal;

30.	tort or breach of statutory duty; and

31.	any other claims at common law.

Signed        /s/ Blake Stephenson
For and on behalf of Nasdaq International Ltd

Dated         23rd December 2016

Signed        /s/ Bryan Smith
For and on behalf of Nasdaq, Inc.

Dated         December 22, 2016

Signed         ……………………………
Hans-Ole Jochumsen

Dated         ……………………………

Schedule

Certificate of Relevant Independent Adviser

Hans-Ole Jochumsen (the Executive)

We refer to the Agreement between our client (the Executive) and the Company. We now warrant and confirm that:

1.
the Executive has received independent legal advice from [name of advising solicitor] (Adviser) as to the terms and effect of the Agreement in accordance with the Settlement Agreement Conditions (as defined in the Agreement) and in particular the effect of the Agreement on his ability to pursue his rights before an Employment Tribunal;

2.
the Adviser has advised the Executive in respect of all of the claims and prospective proceedings that he has or may have against the Company and any other Protected Person (as defined in the Agreement) out of or in connection with his employment or its termination;

3.
the Adviser is a Solicitor of the Senior Courts of England and Wales holding a current practising certificate and there is in place professional indemnity or insurance cover in respect of the risk of a claim by the Employee in respect of loss arising in consequence of the advice given by the Adviser;

4.	we are not employed by or acting in this matter for the Company or any other Group Company (as defined in the Agreement); and

5.	the Settlement Agreement Conditions (as defined in the Agreement) are intended to be satisfied.

Signed:
Name of Adviser:
Firm:
Address:

Date

IN WITNESS WHEREOF, the Parties hereto acknowledge the acceptance of the terms of this Amendment as of the December 23, 2016, by the signatures of their respective duly authorized representatives.

EXECUTED

/s/ Hans-Ole Jochumsen

Print Name:	Hans-Ole Jochumsen

For and on behalf of Nasdaq, Inc.

/s/ Bryan E. Smith

By:	Bryan E. Smith
Its:	Senior Vice President, Global Head of Human Resources

For and on behalf of Nasdaq International Ltd

By /s/ Blake Stephenson

Its:	Blake Stephenson

The Office of General Counsel
Nasdaq, Inc (f/k/a The NASDAQ OMX Group, Inc.)
One Liberty Plaza
New York, NY 10006

Nasdaq International Ltd
3rd Floor
Woolgate Exchange
25 Basinghall Street
London
EC2V 5HA

December 23, 2016

Re: Notice of Transition to Vice Chairman Position and Eventual Non-Continuation

I, Hans-Ole Jochumsen, provide official written notice of my decision to transition into the Vice Chairman role from January 1, 2017 through January 1, 2018, working directly for Nasdaq International Ltd, at which point my employment agreement will expire pursuant to Section 8(f) of my August 5, 2014 Employment Agreement, as amended, unless there is mutual agreement to extend the term.

Attached is an executed copy of the Amendment to my July 16, 2014 Employment Agreement, reflecting these changes noted therein.

Thank you,

/s/ Hans-Ole Jochumsen
Hans-Ole Jochumsen
President, Nasdaq